Exhibit 99.1
Investors: Scott Wenhold
Graphic Packaging Corporation
770-644-3062
Media: Lois Becton
Graphic Packaging Corporation
770-644-3515
Graphic Packaging Corporation Reports Fourth Quarter and Full Year 2007 Results
Highlights
•	Net Sales increase 6.4% over prior year quarter.

•	Gross Margin improves to 15.9% from 11.8% in the prior year quarter.

•	Loss from Continuing Operations is $(0.03) per diluted share compared to $(0.17) per diluted share in the prior year quarter.

•	EBITDA improves approximately 43% over prior year quarter.
MARIETTA, Ga., February 20, 2008. Graphic Packaging Corporation (NYSE: GPK), a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies, today reported net sales in the fourth quarter of $601.9 million, an increase of 6.4% over the same period last year. Loss from Continuing Operations was $(7.1) million compared to a Loss from Continuing Operations of $(34.0) million in the fourth quarter of 2006.
Net Loss for fourth quarter 2007 was $(0.7) million or $(0.00) per diluted share, based upon 202.1 million shares. This compares to a fourth quarter 2006 Net Loss of $(35.9) million, or $(0.18) per diluted share, based upon 201.3 million shares. Net Loss in the fourth quarter 2007 was positively impacted by an impairment adjustment of $6.6 million, or $0.03 per diluted share, for the non-cash currency translation adjustments related to the sale of the Company’s operations in Sweden.

For the full year 2007, Net Loss was $(0.37) per diluted share, based on 201.8 million shares. This compares to a 2006 Net Loss of $(0.50) per diluted share, based on 201.1 million shares. Net Loss in 2007 was negatively impacted by an $18.6 million, or $(0.09) per diluted share, non-cash impairment charge to the Company’s operations in Sweden.
“I’m extremely pleased with fourth quarter results, particularly the strong growth in the top line,” said David W. Scheible, President and Chief Executive Officer. “The approximate six-and-half percent increase in net sales represents the largest quarter over prior-year quarter increase since the merger that formed the Company in 2003.”
“Although we are still being negatively impacted by higher input costs, we were able to more than offset both fourth quarter and full year cost inflation through a combination of increased pricing and our ongoing cost cutting programs. Specifically, we took another $12 million of costs out of the system this quarter, bringing full year 2007 benefits from our continuous improvement efforts to approximately $46 million.”
In conjunction with the sale of the Company’s operations in Sweden, the results of this facility have been reclassified as discontinued operations for all periods presented.
Net Sales
Net Sales increased 6.4% to $601.9 million during fourth quarter 2007, compared to fourth quarter 2006 Net Sales of $565.7 million. Full year 2007 Net Sales were $2,421.2 million, or 4.3% higher than 2006 net sales of $2,321.7 million. When comparing against the prior year quarter, net sales in the fourth quarter of 2007 were positively impacted by:
•	Approximately $18 million of higher volume and favorable mix;

•	Approximately $10 million of favorable pricing;

•	Approximately $8 million of favorable foreign currency exchange rates.
Attached is supplemental data showing net sales and net tons sold for each quarter of 2007 and 2006.
Income from Operations
Income from Operations for fourth quarter 2007 was $37.8 million, compared to fourth quarter 2006 Income from Operations of $15.3 million. When comparing to the prior year quarter, Income from Operations was positively impacted by:
•	Approximately $12 million of lower operating costs as a result of ongoing continuous improvement programs and other cost reduction initiatives;

•	Approximately $10 million of favorable pricing;

•	Approximately $7 million of higher volume and favorable mix; and

•	Approximately $4 million of lower depreciation and amortization.
Income from Operations was negatively impacted by:
•	Approximately $10 million of higher input costs primarily related to increased prices for fiber.
Other Results
Net interest expense was $40.3 million for fourth quarter 2007, as compared to net interest expense of $44.0 million for fourth quarter 2006. For the full year 2007, net interest expense was $167.8 million compared to $171.4 in 2006. The decrease was primarily due to lower interest rates resulting from the second quarter 2007 refinancing of the Company’s senior secured credit facility.

During the fourth quarter of 2007, the Company’s total debt decreased by $71.3 million to $1,878.4 million, as compared to $1,949.7 million at the end of the third quarter. Full year debt reduction for 2007 was $44.3 million. The Company contributed $3.4 million to its U.S. pension plans in the fourth quarter and $24.9 million for the full year 2007.
The Company incurred $4.8 million of income tax expense in the fourth quarter, primarily related to a non-cash expense associated with the amortization of goodwill for tax purposes. The Company has a $1.4 billion net operating loss that is available to offset future taxable income in the United States.
Capital expenditures for fourth quarter 2007 were $34.3 million compared to $30.7 million in the fourth quarter of 2006. For the full year 2007, capital expenditures were $95.9 million compared to $94.5 million in 2006.
EBITDA for fourth quarter 2007 was $90.1 million versus EBITDA of $63.0 million for fourth quarter 2006. Excluding the favorable $6.6 million non-cash impairment adjustment, Adjusted EBITDA for the fourth quarter 2007 was $83.5 million. Full year 2007 EBITDA was $321.5 million versus $286.3 million in 2006. Excluding the $18.6 million non-cash impairment charge, Adjusted EBITDA for the full year 2007 was $340.1 million. A tabular reconciliation of EBITDA and Adjusted EBITDA to Net Loss is attached to this release.
Earnings Call
The Company will host a conference call at 10:00 am (EST) on Thursday, February 21, 2008 to discuss the results of the fourth quarter and full year 2007. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 29871988). Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.

Replays of the call will be available approximately 24 hours after the live call. The replay can be accessed for one week by dialing 800-642-1687.
Forward Looking Statements
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
Additional Information and Where to Find It
In connection with the proposed combination of Graphic Packaging and Altivity Packaging, New Giant Corporation, a newly-formed holding company has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that includes a proxy statement of Graphic Packaging Corporation that also constitutes a prospectus of the newly-formed holding company. Graphic Packaging Corporation has mailed the final proxy statement/prospectus to its stockholders.
BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

You may obtain a free copy of the proxy statement/prospectus and other related documents filed by Graphic Packaging Corporation and the newly formed holding company with the SEC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus and the other documents may also be obtained for free by accessing Graphic Packaging Corporation’s web site at http://www.graphicpkg.com.
About Graphic Packaging Corporation
Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
In millions, except share and per share amounts	2007	2006

ASSETS
Current Assets:
Cash and Equivalents	$9.3	$7.3
Receivables, Net	226.7	230.9
Inventories	318.6	301.3
Other Current Assets	31.7	24.8

Total Current Assets	586.3	564.3

Property, Plant and Equipment, Net	1,376.2	1,488.7
Goodwill	641.5	642.3
Intangible Assets, Net	140.4	148.5
Deferred Tax Assets	315.3	345.0
Other Assets	32.9	44.8

Total Assets	$3,092.6	$3,233.6

LIABILITIES
Current Liabilities:
Short Term Debt	$6.6	$12.0
Accounts Payable	222.4	214.4
Other Accrued Liabilities	177.8	193.9

Total Current Liabilities	406.8	420.3

Long Term Debt	1,871.8	1,910.7
Deferred Tax Liabilities	456.8	475.2
Accrued Pension and Postretirement Benefits	170.3	206.7
Other Noncurrent Liabilities	42.9	39.0

Total Liabilities	2,948.6	3,051.9

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 500,000,000 shares authorized; 200,978,569 and 200,584,591 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	2.0	2.0
Capital in Excess of Par Value	1,191.6	1,186.8
Accumulated Deficit	(975.7)	(901.1)
Accumulated Other Comprehensive Loss	(73.9)	(106.0)

Total Shareholders’ Equity	144.0	181.7

Total Liabilities and Shareholders’ Equity	$3,092.6	$3,233.6

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2007	2006	2007	2006

Net Sales	$601.9	$565.7	$2,421.2	$2,321.7
Cost of Sales	506.1	499.0	2,061.7	2,020.6
Selling, General and Administrative	53.6	49.6	195.1	197.0
Research, Development and Engineering	2.5	2.5	9.2	10.8
Other Expense (Income), Net	1.9	(0.7)	4.0	(0.5)

Income from Operations	37.8	15.3	151.2	93.8

Interest Income	0.1	0.1	0.4	0.6
Interest Expense	(40.4)	(44.1)	(168.2)	(172.0)
Loss on Early Extinguishment of Debt	—	—	(9.5)	—

Loss before Income Taxes and Equity in Net Earnings of Affiliates	(2.5)	(28.7)	(26.1)	(77.6)

Income Tax Expense	(4.8)	(5.5)	(23.9)	(20.8)

Loss before Equity in Net Earnings of Affiliates	(7.3)	(34.2)	(50.0)	(98.4)

Equity in Net Earnings of Affiliates	0.2	0.2	0.9	1.0

Loss from Continuing Operations	(7.1)	(34.0)	(49.1)	(97.4)

Income (Loss) from Discontinued Operations, Net of Taxes	6.4	(1.9)	(25.5)	(3.1)

Net Loss	$(0.7)	$(35.9)	$(74.6)	$(100.5)

(Loss) Income Per Share — Basic
Continuing Operations	$(0.03)	$(0.17)	$(0.24)	$(0.48)
Discontinued Operations	0.03	(0.01)	(0.13)	(0.02)

Total	$(0.00)	$(0.18)	$(0.37)	$(0.50)

(Loss) Income Per Share — Diluted
Continuing Operations	$(0.03)	$(0.17)	$(0.24)	$(0.48)
Discontinued Operations	0.03	(0.01)	(0.13)	(0.02)

Total	$(0.00)	$(0.18)	$(0.37)	$(0.50)

Weighted Average Number of Shares Outstanding — Basic	202.1	201.3	201.8	201.1
Weighted Average Number of Shares Outstanding — Diluted	202.1	201.3	201.8	201.1

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(74.6)	$(100.5)
Noncash Items Included in Net Loss:
Depreciation and Amortization	194.8	196.0
Loss on Early Extinguishment of Debt	9.5	—
Deferred Income Taxes	19.0	19.5
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	(7.2)	3.6
Amortization of Deferred Debt Issuance Costs	6.9	8.8
Loss (Gain) on Disposal of Assets	2.4	(3.2)
Impairment Charge	18.6	3.9
Other, Net	8.2	5.9
Changes in Operating Assets & Liabilities	(35.9)	7.3

Net Cash Provided by Operating Activities	141.7	141.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(95.9)	(94.5)
Proceeds from Sales of Assets, Net of Selling Costs	9.5	5.5
Other, Net	(4.4)	(1.4)

Net Cash Used in Investing Activities	(90.8)	(90.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Debt	1,135.0	—
Payment on Debt	(1,180.0)	(54.2)
Borrowing under Revolving Credit Facilities	848.4	674.8
Payments on Revolving Credit Facilities	(846.3)	(676.5)
Increase in Debt Issuance Costs	(7.0)	—
Other, Net	(0.1)	(0.7)

Net Cash Used in Financing Activities	(50.0)	(56.6)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1.1	0.3

Net Increase (Decrease) in Cash and Equivalents	2.0	(5.4)

Cash and Equivalents at Beginning of Period	7.3	12.7

Cash and Equivalents at End of Period	9.3	7.3

GRAPHIC PACKAGING CORPORATION
Reconciliation of Non-GAAP Financial Measures
The table below sets forth the Company’s earnings before interest expense, loss on early extinguishment of debt, income tax expense, equity in the net earnings of the Company’s affiliates, loss on disposal of assets, depreciation and amortization (“EBITDA”), and Adjusted EBITDA. The Company believes EBITDA and Adjusted EBITDA are also important measures of its performance. EBITDA and Adjusted EBITDA are not defined terms under accounting principles generally accepted in the United States and should not be considered as alternatives to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In Millions	2007	2006	2007	2006

Net Loss	$(0.7)	$(35.9)	$(74.6)	$(100.5)
Add (Subtract):
Income Tax Expense	4.8	5.6	23.9	20.2
Equity in Net Earnings of Affiliates	(0.2)	(0.2)	(0.9)	(1.0)
Interest Expense, Net	40.4	44.1	168.1	171.6
Loss on Early Extinguishment of Debt	—	—	9.5	—
Loss on Disposal of Assets	0.7	—	0.7	—
Depreciation and Amortization	45.1	49.4	194.8	196.0

EBITDA	90.1	63.0	321.5	286.3
Impairment Charges	(6.6)	—	18.6	3.9

Adjusted EBITDA	$83.5	$63.0	$340.1	$290.2

GRAPHIC PACKAGING CORPORATION
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2007
Net Tons Sold (000’s):
Paperboard Packaging	426.0	446.6	428.5	421.6
Containerboard/Other	48.7	50.3	55.8	48.0

Total	474.7	496.9	484.3	469.6

Net Sales ($ Millions):
Paperboard Packaging	$561.8	$599.1	$586.1	$578.9
Containerboard/Other	22.3	24.0	26.0	23.0

Total	$584.1	$623.1	$612.1	$601.9

2006
Net Tons Sold (000’s):
Paperboard Packaging	410.7	440.7	434.6	408.0
Containerboard/Other	47.6	52.5	55.5	52.8

Total	458.3	493.2	490.1	460.8

Net Sales ($ Millions):
Paperboard Packaging	$536.4	$579.6	$569.8	$541.3
Containerboard/Other	20.1	24.0	26.1	24.4

Total	$556.5	$603.6	$595.9	$565.7

Note: Tonnage and net sales amounts have been retrospectively adjusted for discontinued operations.